Exhibit 99.2

                                  Final 8/6/03

            Comments for Second Quarter 2003 Earnings Conference Call
                       Wednesday, August 6, 2003 @ 2:30PM

Dial In # 1- 888-552-7850                 International Dial in #: 706-645-9166
Replay #: 1- 800-642-1687                 International Replay #:  706-645-9291
                           Conference ID #: 1506362

The replay will last through August 13, 2003

[Confirm that the Conference Call Host reads Disclaimer]

1.   Introduction (Mike Taunton)

     o    Note: Conference Call Host will read the Disclaimer.

     o    Welcome to KeySpan's 2003-Second Quarter Earnings Conference Call.

     o As is our normal conference call format - Bob Catell will open and close the call with comments on earnings and an update on recent developments. Wally Parker will provide an operational update on our energy delivery and customer operations. Robert Fani will provide an operational update on the asset and supply areas. And Gerry Luterman will follow with a discussion of our financial results. We will then take questions. Also with us today are other officers and members of our Finance Team.

     o A copy of the Earnings Press Release is available on our web site if you have not already received an email or fax copy.

     o An online web cast of this conference call is also available after the call through our web site -- www.keyspanenergy.com.



And now, our Chairman and CEO, Bob Catell

2.       Opening Comments (Robert Catell)

Thanks, Mike, and good afternoon. I am pleased to report on another solid quarter, in line with our expectations. During the period, we have remained focused on the execution of our corporate strategy as well as the execution of our financial strategy. We continue to grow our core gas business through customer additions and conversions. We achieved excellent performance throughout one of the coldest winters recorded in recent years. And the cooler weather continued through late spring, early summer providing continued profitability from our gas business due to increased customer throughput. And at the same time, we concentrated our efforts on the maintenance of our generation portfolio in preparation for the summer cooling season.

Our second quarter is normally a transition quarter as we move from the winter and prepare for summer. However, this quarter had a few unusual items that impacted results both positively and negatively. Let me highlight some of these items and demonstrate the balance provided by our core gas and electric businesses:

1. First, weather was colder than normal and colder than last year. Although much of the country experienced normal spring weather conditions, the Northeast experienced much colder than normal and prior year weather. The colder weather had a positive impact on our gas sales, but a negative impact on our electric operations due to lower energy sales.

2. Second, our E&P operations benefited from gas prices which were 38% higher in the quarter and 51% higher on a year to date basis in comparison to last year. But spark spreads in our electric operations and gas conversions in the commercial sector were negatively impacted. And lastly,...



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

3. ... the weak economy in the Northeast is clearly reflected in the results of our KeySpan Services Business. Despite these factors, we are pleased to report consolidated earnings in line with our expectations due to our well-balanced asset portfolio.

Turning to our second quarter results -a quarter which, given the seasonal nature of our business, contributes a small portion to our annual earnings target.

Results
-------

Quarterly earnings from continuing operations of $26.7 million, or $0.17 per share compares to $27.7 million, or $0.20 per share achieved in the second quarter of 2002. Year to date, earnings from continuing operations are $249.5 million, or $1.59 per share, compared to $240.9 million or $1.71 per share, last year reflecting the January 2003 issuance of approximately 14 million shares of common stock. These results exclude both the partial monetization of our Canadian gas processing plants and the sale of our interest in Taylor NGL in this quarter, as well as the partial sale of our ownership interest in The Houston Exploration Company recorded in the first quarter. Consolidated results
- excluding both the one-time gain of $0.12 per share associated with the first quarter Houston transaction and the loss of $0.22 per share on the Canada transactions -- were in line with our forecast. Consolidated results - including both of the non-recurring items - were a loss of $7.4 million, or $0.05 per share in the quarter and earnings of $234.4 million, or $1.49 per share for the six months ended June 30, 2003.

Results were further enhanced by our aggressive gas marketing programs. Despite the increase in natural gas prices, we continued to successfully market natural gas in our territory -- adding more than 21,000 primarily residential installations during the first half of the year, which should add approximately $20 million in new gross profit margin.



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

In addition, during the quarter we made significant progress on several fronts:

- We completed the annual maintenance program of all our electric generating facilities on Long Island and in New York in preparation of the anticipated demands of summer.

- At our Ravenswood 250 MW expansion project, construction continues and the facility is approximately 75% complete. We expect to have the plant operational by the end of this year, on schedule and on budget.

- Our Spagnoli Road 250 MW project received New York State Siting Board approval and we plan to participate in LIPA's request for proposals for new generation on Long Island.

- In terms of our non-core assets, we continue to seek opportunities to monetize these assets. During the quarter, we again illustrated our commitment to this strategy and our core businesses by selling approximately 39% of KeySpan Canada through a Canadian Income Trust fund and receiving $120 million in cash.

- And we continue to strengthen our balance sheet. We termed out commercial paper and increased our liquidity position, which Gerry will cover in more detail.

- On the regulatory front, we are just concluding the hearings phase of our rate proceeding for the former Boston Gas Company. The filing requests an additional $62 million in annual revenues to cover additional costs associated with upgrading and maintaining our gas infrastructure and increasing pension and operations and maintenance costs. In addition, we requested a return on equity of 12.18% and a weather normalization provision in the filing. We anticipate a decision by October 2003 with new rates implemented in November.

In terms of strengthening our Board, I am pleased to report we recently elected Gloria Cordes Larson to our Board. Ms Larson, an attorney who formerly served as the Massachusetts Secretary of Economic Affairs, will serve on our Corporate Governance and Nominating Committee. Ms Larson brings a wealth of experience to KeySpan and her outstanding record of achievement in both government and business makes her an excellent addition to the Board. KeySpan has a track record of taking corporate governance very seriously and we were extremely pleased to receive high scores from ISS (Institutional Shareholder Services) - a company that measures corporate governance for numerous publicly traded companies. ISS recently reported that KeySpan out scored 99.1% of the other companies in the utility sector and 96.9% of the other companies in the S&P 500.



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

At this time, Wally Parker will review our energy delivery and customer operations.

3.       Energy Delivery and Customer Relationships  -  (Wally Parker)

Thank You, Bob, and good afternoon.

The operational highlights of our energy delivery and customer operations business will focus on our core gas and energy services businesses... Starting with the gas distribution business...

Our gas distribution business recorded a $1.5 million increase in second quarter operating income resulting in a year to date $35.5 million improvement in comparison to last year. The quarter reflects a 10%, or approximately $27 million, increase in net margins, which was offset by an increase in operating expenses of approximately $26 million due in part to higher pension & OPEB costs and medical costs. Quarterly net revenues in New York and Long Island increased by approximately $21 million, and approximately $6 million in New England. On a year to date basis net revenues increased by approximately $91 million or 11% over the same period last year. The year to date increase was partially offset by an increase in operating expenses of approximately $55 million. Net revenues in 2003 have benefited from higher customer consumption due to the colder than normal weather as well as the continued additions and conversions of customers to gas for space heating purposes.

Weather in the quarter was approximately 30% to 40% colder than normal across all of our territories and approximately 30% colder than last year across all territories. Weather for the six months ended June, was approximately 15% colder than normal and approximately 33% colder than last year. In our New York - Long Island service territory for the six months ended June 2003, the combination of conversions of customers to natural gas and customer additions-- net of attrition and conservation -- added approximately $10 million to net revenues. Higher customer consumption due to the colder weather added approximately $51 million compared to 2002. In our New England Territory, in the first half of this year, the combination of conversions of customers to natural gas and customer additions-- net of attrition and conservation -- added approximately $9 million to net revenues; and higher customer consumption due to the colder than normal weather added approximately $33 million.


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

In addition, the six month net revenue improvement includes approximately $26 million in contributions from our non-firm large volume heating market and various regulatory incentives and certain revenue tax recoveries.


Mitigating the benefit of colder weather on 2003 results was the tariff weather normalization clauses in New York / Long Island, which end in May, and a weather derivative in New England that ended in March. The combined effect of the clauses and the weather hedge reduced net revenues by approximately $38 million in the six month ended June 2003. Keep in mind, that the primary purpose of weather normalization clauses and associated weather derivatives is to mitigate the impact of both colder and warmer than normal weather conditions on our earnings and customers. These same clauses and derivatives provided a benefit in 2002 when we sustained a warmer than normal winter.

In the quarter, we continued our aggressive sales growth despite the challenge of higher gas costs. In the first half of the year we have completed more than 21,000 gas installations, which should add approximately $20 million in new gross profit margin. We have established an aggressive annual goal of $61 million in new gross profit margin, and expect to be at or near that target despite current sluggish economic conditions and high gas prices. In terms of results through the second quarter:

o In New York, we have added approximately $5.8 million in new gross profit margin

o On Long Island, we have added approximately $6.2 million in new gross profit margin

o And, in our New England territory, we have added approximately $7.9 million in new gross profit margin -

In summary, increased margins of approximately $91 million due in part to the cold weather and customer growth in the six months ended June 30, 2003 were offset by:

o an increase of approximately $21 million in pension /OPEB and higher healthcare costs -- which was reflected in our forecast,

o Higher depreciation expense of approximately $16 million due to higher plant balances and higher operating taxes of approximately $8 million and

o higher operation and maintenance costs attributable, in part, to increased repair and maintenance work on our infrastructure due to the colder than normal weather experienced in the first half of the year.


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

From a gas supply perspective, we had more than adequate supplies to meet our customer's needs this past heating season. This was accomplished through the prudent planning that we do in the non-heating season. We started filling our storage facilities for next winter earlier this year -- with total storage capability of approximately 90 Bcf - and are at approximately 60% of total capacity in New York and New England. We expect to be at full capacity by November to assure supply adequacy for the upcoming winter heating season.

Moving to KeySpan Energy Services, which is primarily comprised of the operations of Home Energy Services and Business Solutions.

The operating loss in the first half of the year was essentially the same as in 2002. The effects of the sluggish economy and general downturn in the construction industry is evidenced by a continuation of the decreases in construction spending which prevailed in 2002. This is also evidenced by the delays in the commencement of engineering and construction work on contracts already awarded Business Solutions and has resulted in lower margins due to stiffer competition in our market place for funded projects. However, Business Solutions has developed a backlog through signed contracts of approximately $470 million for 2003 through 2005 and beyond - boding well for its profitability. In addition, we are starting to see a pick-up in the engineering services business
- which is an important leading indicator of this segment. Offsetting the performance of our business solutions segment, was a slight increase in on-demand services and service contract renewals in Home Energy Services as compared to last year.

In an effort to increase our engineering presence in our New England market and consistent with our strategy, we have entered into an agreement to acquire Bard, Rao +Athanas Consulting Engineers, Inc (BR+A)- a company engaged in the business of providing engineering services relating to heating, ventilation and air conditioning systems in the New England area. The pending purchase of BR+A complements our existing engineering, mechanical contracting and HVAC service businesses and is expected to strengthen KSI's earnings. This niche acquisition positions the Business Solutions Division to expand the scope of its energy related services and customer base within KeySpan's geographic footprint. This acquisition will also provide access to a new customer base. With an excellent foothold in the health care and institutional markets, BR+A's growth is not as sensitive to the cyclical impacts of the current economic conditions. Having received all necessary approvals, we expect that the purchase will close and start contributing to operating income in the 3rd quarter of 2003.



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

The first six months of the year have been difficult for this business -- but as we look forward to the second half of the year-- which is normally the stronger half of the year - we continue to identify and analyze opportunities to increase profitability through additional revenue producing activities such as entering the public sector market. In addition, we are enhancing operational efficiencies such as continuing to streamline our management structure in this segment -- so that on balance, performance for the remainder of the year should be a marked improvement from what we have seen in the first part.

At this point, Bob Fani will review the asset and supply side of our business.

4.       Unregulated Operations -  (Robert Fani)

Thank You, Wally, and good afternoon.

Our electric business reported quarterly operating income of approximately $51 million, a decrease of approximately $8 million from last year. Quarterly and year to date performance reflect the impact of the following:

1. The $5 million quarterly contribution from our newly installed peak generating units on Long Island

2. Approximately $10 million increase in capacity revenues at Ravenswood due to an increase in both the capacity sold and the selling price of capacity for the second quarter due to the revision of the ISO's capacity methodology in place in 2002, offset by...

3. Approximately $20 million decline in energy sales quantities at Ravenswood due to the cool weather experienced in the spring months, And...higher operating and maintenance expenses associated with the major generator overhaul at Ravenswood earlier this year.

The second quarter saw KeySpan complete its annual maintenance preparations for the anticipated demands of summer and its attendant air conditioning load. The largest single maintenance project we completed in the first half of the year was the Ravenswood #30 major turbine generator overhaul that lasted four and a half months - which is conducted once every 5 - 7 years. This prepared our largest unit for the summer and is the foundation for its successful operation for many years.



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

All of the Ravenswood and Long Island generating units were available in June and were ready for the first summer heat wave in late June. The New York City (Con Ed service) territory had the tenth highest peak load in its history on June 26th. At the peak hour of that day, our Ravenswood Station was supplying about 19% of New York City's electricity. On this same day, on Long Island, the peak load reached 4,935 MW, which is within 3% of last year's record of 5,059 MW.

Despite the very brief heat wave, June's weather was cooler than normal. From KeySpan's perspective, the month was unusually cool and rainy which reduced air conditioning use and limited KeySpan electric sales.

Lastly, in the forward market at Ravenswood, we have hedges in place for approximately 50% of our peak summer output, consistent with our hedging strategy goal. These hedges were at prices in line with our internal forecast and are somewhat mitigating the mild weather.

Moving to Energy Investments...

Our Energy Investment segment - which includes our E & P operations, pipeline and other investments -- reported an increase in operating income of approximately $20 million in the quarter and $55 million in the six-months ended June. The increase is primarily due to the increase in gas commodity prices realized in our E&P operations.

Our E & P operations reported increases in average realized gas prices of 38% in the second quarter from $3.29 per Mcf to $4.55 per Mcf and 51% for the six month period from $3.13 per Mcf to $4.73 per Mcf as compared to the same period last year. In addition, our E&P operations achieved a slight increase in production volumes for the six-month period from 52.7 Bcfe in 2002 to 53.2 Bcfe in 2003. Given the volatility of the natural gas commodity market, THX has hedged approximately 67% of 2003 gas production at a weighted average floor price of $3.42 per MMBtu and a weighted average ceiling price of $4.55 per MMBtu. In addition, for 2004 - based on current year gas production -- THX has hedged approximately two thirds of its estimated gas production at a weighted average floor price of $4.12 per MMBtu and weighted average ceiling price of $5.80 per MMBtu on the costless collars established for 2004.



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


And finally, as for the status of our non-core assets - we continue to execute our strategy of monetizing our investments in these assets. We demonstrated our commitment in the first quarter with a transaction at Houston Exploration - reducing our ownership interest and receiving net proceeds of $79 million. During the second quarter, we sold our 20% ownership interest in Taylor NGL(Natural Gas Liquids) LP, which owns and operates two extraction plants in Canada. And, we recently sold approximately 39% of our ownership interest in KeySpan Canada - receiving net proceeds of approximately $120 million.

These divestitures reflect the execution of our strategy and commitment to our core competencies. We continue to assess monetization opportunities that will provide the greatest shareholder benefit.

I will now turn it over to Gerry for a more thorough financial review of our results.


5. Earnings Results - (Gerry Luterman) Thanks Bob and good afternoon.

Our consolidated results - excluding the loss this quarter of $0.22 per share on the sale of a portion of KeySpan Canada and our interest in Taylor NGL, and the gain of $0.12 per share due to the partial sale of Houston Exploration , which occurred in the first quarter -- were $0.17 per share in the second quarter and $1.59 per share for the six-months ended June 2003 -- compared to $0.20 per share earned in the second quarter and $1.71 per share for the six months ended June 2002.

These results were impacted--as we all know-- by the sale of equity - approximately 14 million shares - in January 2003. The increase in total average shares outstanding from 141 million shares to 157 million shares reduced six-month 2003 earnings per share by $0.18 per share compared to the corresponding period in 2002. Including the impact of the partial sales of KeySpan Canada and Houston Exploration - consolidated 2003 results were a loss of $0.05 per share in the second quarter and earnings of $1.49 per share for the six month period.

Consolidated earnings through the first half of this year -- excluding the impact from the partial monetization and sale of non-core assets, which we had committed to... -- are in line with our internal forecast.

With respect to our annual guidance, we are re-affirming our total consolidated earnings of $2.45 to $2.60 per share- excluding the monetization steps that we had committed too..., even though we now anticipate a shortfall in our Energy Services segment - which we expect will be offset by the balance of our core operations.



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

In addition to the operating contributions from each of our business segments-which you have heard from Bob & Wally, results have benefited from the execution of our financial strategy. Specifically the highlights for the quarter and the period include:

Starting first with the sale of our non-core assets - As Bob indicated, we completed the sale of approximately 39% of KeySpan Canada through a Canadian Income Trust fund which issued 17 million units, including a 2 million unit over allotment - which is registered on the Toronto Stock Exchange under the symbol KEY.UN. This transaction, along with the sale of Taylor Natural Gas Liquids, resulted in gross cash proceeds of approximately $120 million but resulted in an after tax loss of approximately $34 million - given the equity book value of the assets. Keep in mind that this investment is expected to provide us with an annual cash dividend of approximately CDN$30 million or approximately $20 million in US Dollars. This issuance reduced KeySpan's ownership interest in KeySpan Canada to approximately 61%. The proceeds from the sales were used to further strengthen our balance sheet by paying down debt both at the Canadian and consolidated levels. I am also pleased to report that since the issuance of the Canadian Income Trust Fund, the units have appreciated in value by greater than 10%.

The sale of our interest in KeySpan Canada, compliments recent financial initiatives which include the January equity issuance - the proceeds of which were used to retire high cost debt, the partial sale of our ownership interest in THX, and a $300 million debt issuance which locked in long term attractive rates.

All in all, the results of these initiatives continue to improve our balance sheet and financial strength as is illustrated in the reduction to our debt-to-capital ratio and increase in our liquidity position. Our GAAP debt to total capitalization ratio for the six months ended June 2003 was 59.3% -- which is a 770 basis point improvement from the 67% ratio that existed at year end 2002. When calculated according to our credit facility - which provides an 80% equity credit for our MEDS units which were issued last year and 100% of our obligation under the Ravenswood master lease as debt, the debt-to-total capitalization ratio was reduced to 57.2%.

In order to provide flexibility for future financing opportunities, we have filed an application seeking additional authorization from the SEC. We expect approval by year-end.

Turning now to liquidity,

o During the quarter, we renewed our $1.3 billion revolving credit agreement, which was oversubscribed with a commercial bank syndicate of 16 banks. The very positive response to this year's renewal clearly illustrates our Company's strength in the credit market. This year's $1.3 billion renewal includes a 364-day extension of $450 million to July 2004 and for the first time, the balance of $850 million will be committed for three years. The credit facility will continue to support the Company's commercial paper program for ongoing working capital needs. We are delighted with the reception we received both as to the amount and the longer-term commitments undertaken.


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

o As planned and reflected in our annual guidance, we reduced our capital expenditures from $579.9 million in the first six months of 2002 to $434.1 million in 2003. A decrease driven primarily by reducing the capital required for the new generating units that were installed on Long Island in 2002 and the efficient utilization of capital in our gas business segment. This optimization of capital expenditures is one of the keys to our financial strategy and reflects the efficiency with which we intend to execute our growth strategy.

o And lastly, at the beginning of the quarter, we further improved our liquidity by terming out $300 million of commercial paper with 10 and 30 year debt - 50% of which were 10-year notes issued at a 4.65% coupon and the remainder - 30-year notes with a 5.875% coupon.

Turning back to some other quarterly financial issues.

o In compliance with FASB FIN #46 issued earlier this year - which consolidates Variable Interest Entities - we will classify the Ravenswood Master Lease as debt on the Balance Sheet - in the third quarter. As stated earlier, we already incorporate 100% of this lease in our credit facility calculation of debt to total capitalization and we therefore anticipate no change to the levels previously reported. In the interest of clarity, let me note, historical changes to the P & L associated with this transaction - principally the accrual of depreciation for the period since our acquisition of the plant in 1999--will result in a charge of approximately $0.18 per share -and will be accounted for as a change in accounting and excluded from operating performance.

Moving now to average shares outstanding:

o For comparison purposes, our average common shares outstanding for the six months ended June 30, 2003 increased from 140.6 million shares in 2002 to
     157.4 million  shares in 2003.  The increase is driven  primarily  from the
     13.9 million-share equity issuance, as well as from shares issued through the Company's Dividend Reinvestment and Employee Stock Purchase Plans. This increase in average common shares outstanding from both the equity issuance and Company plans reduced earnings per share in the 6 months ended June by approximately $0.18 per share compared to last year.

o Our Board declared a quarterly cash dividend of $0.445 per share, payable August 1 to shareholders of record on July 16. Our annual dividend is $1.78 per share - which currently yields over 5%.



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

I will now turn it back to Bob for some closing comments.

Closing Comments (Robert Catell)

Thank you Gerry for the update. The results for the first half of 2003 included an excellent winter heating season - supported by the strong performance of our gas assets, coupled with financial initiatives that support our growth strategy. Our generation portfolio has been upgraded and performed well during the brief heat wave experienced in June. We continue our focus on our core businesses and are well positioned to grow through the execution of our focused strategy here in the Northeast. In terms of our 2003 earnings guidance, we are re-affirming our guidance of $2.45 to $2.60 per share, excluding special items. We remain committed to our dividend and to the financial strength of the Company - as they are both key to the implementation of our growth strategy with the ultimate goal of providing excellent value to our shareholders.

Thank you.

Mike Taunton - At this time, we would be happy to take your questions or follow up with you after the call on more detailed questions.

(After Questions)

Well, if there are no more questions, I would like to thank you for your interest in KeySpan.